The Growth Fund of America

August 31, 2017

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$210,000,000
K2) Maximum Fee Rate	0.233

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$417,498
Class B	$0
Class C	$0
Class T	$0
Class F-1	$43,579
Class F-2	$104,611
Class F-3	$0
Total	$565,688
Class 529-A	$31,754
Class 529-B	$0
Class 529-C	$1
Class 529-E	$761
Class 529-T	$0
Class 529-F-1	$1,749
Class R-1	$0
Class R-2	$0
Class R-2E	$170
Class R-3	$15,059
Class R-4	$42,380
Class R-5	$27,991
Class R-5E	$151
Class R-6	$147,138
Total	$267,154

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2504
Class B	$-
Class C	$-
Class T	$-
Class F-1	$0.2284
Class F-2	$0.3527
Class F-3	$-
Class 529-A	$0.2211
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1215
Class 529-T	$-
Class 529-F-1	$0.3188
Class R-1	$-
Class R-2	$-
Class R-2E	$0.1740
Class R-3	$0.1036
Class R-4	$0.2457
Class R-5E	$0.4052
Class R-5	$0.3607
Class R-6	$0.3919

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$3,436
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$12,792,736
D) Long - term debt securities including convertible debt	$243,336
E) Preferred, convertible preferred, and adjustable rate preferred stock	$467,620
F) Common Stock	$152,794,368
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$186,633
J) Receivables from portfolio instruments sold	$449,075
K) Receivables from affiliated persons	$0
L) Other receivables	$373,755
M) All other assets	$1,560
N) Total assets	$167,312,519
O) Payables for portfolio instruments purchased	$588,545
P) Amounts owed to affiliated persons	$100,216
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$213,708
S) Senior equity	$0
T) Net Assets of Common shareholders	$166,410,050

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,664,177
Class B	-
Class C	104,532
Class T*	-
Class F-1	176,872
Class F-2	329,136
Class F-3	54,954
Total	2,329,671
Class 529-A	149,649
Class 529-B	-
Class 529-C	35,680
Class 529-E	6,426
Class 529-T*	-
Class 529-F-1	6,026
Class R-1	9,112
Class R-2	46,328
Class R-2E	2,261
Class R-3	136,190
Class R-4	167,891
Class R-5	75,049
Class R-5E	636
Class R-6	463,296
Total	1,098,544

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$48.81
Class B	$-
Class C	$45.39
Class T	$48.84
Class F-1	$48.47
Class F-2	$48.76
Class F-3	$48.90
Class 529-A	$48.33
Class 529-B	$-
Class 529-C	$45.54
Class 529-E	$47.81
Class 529-T	$48.83
Class 529-F-1	$48.28
Class R-1	$46.04
Class R-2	$46.47
Class R-2E	$48.00
Class R-3	$47.86
Class R-4	$48.38
Class R-5E	$48.55
Class R-5	$48.84
Class R-6	$48.91

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$154,486,676

* Amount less than one thousand